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                            ASSET PURCHASE AGREEMENT

         AGREEMENT dated as of the 15th day of December 1999, by and among ICA BROADCASTING I, LTD., a Texas limited partnership having its principal place of business at 700 North Grant Street, Odessa, Texas 79761 ("Purchaser"), BENEDEK BROADCASTING CORPORATION, a Delaware corporation ("BBC"), and BENEDEK LICENSE CORPORATION, a Delaware corporation ("BLC"), each having its principal place of business at 100 Park Avenue, Rockford, Illinois 61101 (BBC and BLC are collectively referred to as "Benedek").

                              W I T N E S S E T H :

         WHEREAS, BBC and its wholly-owned subsidiary, BLC, own and operate television station KOSA-TV, Channel 7, Odessa, Texas and its auxiliary facilities (the "Station") pursuant to licenses issued by the Federal Communications Commission (the "FCC"); and

         WHEREAS, Benedek desires to transfer, convey and assign, and Purchaser desires to purchase and acquire substantially all of the assets, properties and rights of Benedek in the Station on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

         1. DEFINITIONS. Unless otherwise stated in this Agreement, the following terms shall have the following meanings:

                  1.1 The term "Affiliate" means, with respect to a Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of the foregoing definition, "control" of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

                  1.2 The term "Agreement" means this agreement, including the schedules and all exhibits hereto, as the same may be amended or otherwise modified from time to time, and the terms "herein", "hereof", "hereunder" and like terms shall be taken as referring to this Agreement in its entirety and shall not be limited to any particular section or provision hereof.

                  1.3 The term "Communications Act" means the Communications Act of 1934, as amended.

                  1.4 The term "Disclosure Schedule" means the Disclosure Schedule delivered to Purchaser upon the execution of this Agreement.

                  1.5 The term "Effective Date" means December 22, 1999.

                  1.6 The term "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute thereto and all final or temporary regulations promulgated thereunder.


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                  1.7 The term "FCC Consent" means action by the FCC granting its consent to the assignment of the Station Licenses (as defined in Section
1.14 hereof) as contemplated by this Agreement.

                  1.8 The term "Final Order" means a written action or order issued by the FCC, setting forth the FCC Consent and which has not been reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which no requests have been filed for administrative or judicial review, reconsideration, appeal or stay and the periods provided by statute or FCC regulations for filing of any such requests for administrative or judicial review, reconsideration or appeal or for the FCC to set aside the action on its own motion have expired.

                  1.9 The term "GAAP" means generally accepted accounting principals set forth in opinions and pronouncements of the Accounting Principals Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

                  1.10 The term "Lien" means any charge, lien, mortgage, pledge, security interest or other encumbrance of any nature whatsoever upon, of or in property or other assets of a Person, whether absolute or conditional, voluntary or involuntary, whether created pursuant to agreement, arising by force of statute, by judicial proceedings or otherwise.

                  1.11 The term "Material Adverse Effect" means any change or effect that is materially adverse to the properties, operations, business, financial condition or results of operations of the Station or to the Assets, except for any such changes or effects resulting directly or indirectly from (i) the transactions contemplated by this Agreement, (ii) the announcement or other disclosure of the transactions contemplated by this Agreement, (iii) regulatory changes, or (iv) changes in conditions generally applicable to the television broadcasting industry or in general economic conditions in the geographic region in which the Station is broadcast.

                  1.12 The term "Permitted Liens" means (i) Liens for inchoate mechanics' and materialmen's Liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of the business, (ii) Liens for taxes and other liabilities not yet due and payable, and for taxes and other liabilities being contested in good faith,
(iii) Liens and imperfections of title the existence of which does not materially detract from the value of, interfere with, or otherwise affect the use and enjoyment of the property subject thereto or affected thereby, for the same use and operations as currently conducted, and (iv) solely with respect to Owned Real Property, provided that the following are not violated by existing improvements in any material respect and do not prohibit or materially restrict the continued use and operation of such Owned Real Property for the same uses and operations as currently conducted, or grant any third party any option or right to acquire or lease a material portion thereof, (A) easements, rights of way or other similar restrictions which would be shown by a current title report, (B) conditions that may be shown by a current survey, title report or physical inspection, or (C) zoning, building or other similar restrictions imposed by applicable law.

                  1.13 The term "Person" shall include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an estate, an unincorporated organization or association or a governmental agency.


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                  1.14 The term "Station Licenses" means the licenses, pending applications, permits and other authorizations issued by the FCC to BLC in connection with the conduct of the business and operation of the Station, including the licenses, pending applications, permits and other authorizations listed on Schedule 7.4 of the Disclosure Schedule.

                  1.15 The term "Unwind Agreement" means an agreement in form and substance reasonable satisfactory to Benedek and Purchaser setting forth the manner in which the parties will comply with a withdrawal of the FCC Consent prior to the time that it becomes a Final Order. Benedek and Purchaser shall use their best efforts to agree upon the form of the Unwind Agreement on or prior to the Effective Date.

                  1.16 Unless the context otherwise requires: a term has the meaning assigned to it; an accounting term not otherwise defined has the meaning assigned to it in accordance GAAP and all accounting calculations will be determined in accordance with such principles; "or" is not exclusive; "including" means including without limitation; and words in the singular include the plural and words in the plural include the singular.

         2.       PURCHASE AND SALE OF ASSETS.

                  2.1 PURCHASED ASSETS. On the terms and subject to the conditions of this Agreement, Benedek shall transfer, convey, assign and deliver to Purchaser, and Purchaser shall acquire and accept from Benedek, on the Closing Date, all of the right, title and interest of Benedek in and to all assets, properties and rights of Benedek used or held for use primarily in connection with the operation of the Station, of every nature, kind and description, wherever located, tangible and intangible, real, personal and mixed (excluding only the Excluded Assets as specified in Section 2.2 below) as the same shall exist at and as of the Closing Date (the "Assets"), including, without limitation, the following:

                           2.1.1 all rights in and to the licenses, pending
applications, permits and other authorizations issued to Benedek by any governmental authority and held by Benedek and used or intended for use in the conduct of the business and operation of the Station, including the Station Licenses listed on Schedule 7.4 of the Disclosure Schedule together with any renewals, extensions or modification thereof and additions thereto between the date hereof and the Closing Date, the goodwill and other intangible personal property owned by Benedek and used or held for use primarily in connection with the operation of the Station, the business of the Station as a going concern, and all of Benedek's rights in and to the call letters "KOSA" as the same relate to the Station;

                           2.1.2 all land, leaseholds and other interests of
every kind and description in real property, buildings, towers, and antennae, and fixtures and improvements thereon owned by Benedek as of the date hereof and used or held for use primarily in connection with the operation of the Station, including, without limitation, those shown on Schedule 7.9 of the Disclosure Schedule, and any additions, improvements, replacements and alterations thereto made between the date of this Agreement and the Closing Date;

                           2.1.3 all equipment, cameras, transmitters, antennas,
office furniture and fixtures, office materials and supplies, tools, inventory, spare parts, and other tangible personal property of every kind and description, owned by it and used or held for use primarily in connection with the operation of the Station, including the property listed on Schedule 7.10 of the Disclosure Schedule, together with, to


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the extent permitted by this Agreement, any replacements thereof and additions thereto made between the date hereof and the Closing Date, and less any retirements or dispositions thereof made between the date hereof and the Closing Date which are permitted by this Agreement;

                           2.1.4 all leases, contracts, licenses, purchase
orders, sales orders, commitments and other agreements primarily relating to the business and operation of the Station to which Benedek is a party or in which Benedek has rights, listed on Schedule 7.8 of the Disclosure Schedule, including the Affiliation Agreement dated as of November 8, 1994, as amended through the date hereof (the "Affiliation Agreement") with CBS Television Network ("CBS"), or not required by Section 7.8 hereof to be set forth on Schedule 7.8, and those leases, contracts, licenses, purchase orders, sales orders, commitments and other agreements relating to the business and operation of the Station entered into by Benedek between the date hereof and the Closing Date, except for those that expire by their terms or are cancelled between the date hereof and the Closing Date;

                           2.1.5 all orders and agreements now existing, or
entered into in the ordinary course of business between the date hereof and the Closing Date, for the sale of advertising time on the Station except those which on the Closing Date have already been filled or cancelled or have expired;

                           2.1.6 all programs and programming materials and
elements of whatever form or nature owned by Benedek as of the date of this Agreement and used or held for use primarily in connection with the operation of the Station, whether recorded on tape or any other substance or intended for live performance, and whether completed or in production, and all related common-law and statutory copyrights owned by or licensed to Benedek and used or held for use primarily in connection with the operation of the Station, together with all such programs, materials, elements, and copyrights acquired by Benedek in connection with the business and operations of the Station between the date hereof and the Closing Date, except those that expire or are cancelled between the date hereof and the Closing Date;

                           2.1.7 all rights of Benedek in and to trade names,
service marks, trademarks, trademark registrations and trademark applications, copyrights, copyright registrations and copyright applications, patents and patent applications, inventions, trade secrets, logos, slogans, jingles, proprietary processes, computer software (including the Station's traffic system software) and all other information, know-how and intellectual property rights and all licenses and other agreements relating to any of the foregoing and used solely in connection with the business and operation of the Station;

                           2.1.8 all rights of Benedek relating to or arising
out of or under express or implied warranties from suppliers with respect to the Assets;

                           2.1.9 except as provided for in Section 4.3 all
prepaid expenses, advances and deposits made by Benedek in connection with the operation of the Station, including prepaid film and programming expenses (it being understood that the consideration being transferred to Purchaser includes consideration for the contracts and commitments of Benedek relating to film and programming of the Station and that no further consideration shall be due to Benedek or proration shall be due in respect thereof) and all barter receivables arising in connection with trade-out agreements now existing or hereafter entered into in the ordinary course of business;


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                           2.1.10 all rights of Benedek in and to all post
office boxes, telephone numbers and phone book listings used or held for use in connection with the operation of the Station, to the extent transferable by Benedek; and

                           2.1.11 all books and records relating to the
operation of the Station, including, but not limited to, correspondence, employment records, production records, accounting records, property records, filings with the FCC, mailing lists, customer and vendor lists, maps, plans, diagrams, blue prints, schematics, studies, data, lists and other records and files of or relating to the Assets, other than the Excluded Records; provided, however, that such books and records shall be maintained in existence for a period of three years following the Closing Date and shall be made available for inspection and duplication by Benedek, at its expense, upon reasonable notice during normal business hours.

                  2.2 EXCLUDED ASSETS. Anything contained in Section 2.1 above to the contrary notwithstanding, Benedek shall not transfer, convey or assign to Purchaser and the Assets shall not include the following (the "Excluded Assets"):

                           2.2.1 the consideration delivered by Purchaser to
Benedek pursuant to this Agreement and all other rights of Benedek under this Agreement, any agreement, certificate, instrument or other document executed and delivered by Benedek in connection with the transactions contemplated hereby, or any side agreement between Benedek and Purchaser entered into on or after the date of this Agreement;

                           2.2.2 any cash or cash equivalents or money market
instruments, including unprocessed checks, savings and checking accounts and other deposits, certificates of deposits, Treasury bills and other marketable securities of Benedek;

                           2.2.3 all real and personal property (including,
without limitation, all equipment, furniture, fixtures, files, computers, computer software and computer software licenses, including the general ledger accounting software, supplies and other personal property) used by the corporate and accounting departments of Benedek located at Rockford, Illinois;

                           2.2.4 all assets, whether real or personal, tangible
or intangible, which are owned, used or held for use by Benedek primarily to conduct any business operation or activity other than the operation of the Station;

                           2.2.5 Benedek's minute books and such other books and
records (other than books and records specifically described in Section 2.1.11 hereof) as pertain to the organization, existence or ownership of Benedek; provided, however, that such books and records shall be maintained in existence for a period of three years following the Closing Date and shall be made available for inspection and duplication by Purchaser, at its expense, upon reasonable notice during normal business hours and solely for purposes related to the business and operation of the Station (the "Excluded Records");

                           2.2.6 Contracts, commitments and agreements of
Benedek to the extent the same relate solely to Excluded Assets and not to the operation of the Station and actions, claims suits, proceedings, arbitral actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature (including any such item relating to income taxes) relating to the Excluded Assets or the Excluded Liabilities;


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                           2.2.7 any refunds of Federal, state, local or other
taxes, including, without limitation, income, property or sales taxes, or other taxes of any kind or description which relate to periods prior to the Closing Date;

                           2.2.8 refunds paid or payable in connection with the
cancellation or discontinuance of any insurance policies applicable to the Station following the Closing; and

                           2.2.9 any accounts receivable of Benedek as of the
Closing Date.


                  2.3 TRANSFER OF ASSETS. The transfer of the Assets as herein contemplated shall be made by Benedek, free and clear of all Liens other than
(i) Liens set forth on Schedules 7.9 and 7.10 of the Disclosure Schedule and not required to be discharged on or prior to the Closing Date pursuant to the terms of this Agreement, (ii) Liens assumed by Purchaser pursuant to Section 3 below, and (iii) Permitted Liens. The transfer of the Assets shall be effected by delivery by Benedek of such endorsements, assignments, drafts, checks, deeds, affidavits of title and other instruments of transfer, conveyance and assignment, including customary deeds with respect to real property to be conveyed hereunder, as shall be necessary or appropriate to transfer, convey and assign the Assets to Purchaser on the Closing Date as contemplated by this Agreement and as shall be reasonably requested by Purchaser. The conveyancing documents shall be in form and substance reasonably satisfactory to Purchaser and Benedek. Benedek shall, at any time and from time to time after the Closing Date, but at no cost to Benedek, execute and deliver such other instruments of transfer and conveyance and do all such further acts and things as may be reasonably requested by Purchaser to transfer, convey, assign and deliver to Purchaser or to aid and assist Purchaser in collecting and reducing to possession, any and all of the Assets, or to vest in Purchaser good, valid and marketable title to the Assets.

         3.       ASSUMPTION OF CONTRACTS.

                  3.1 ASSUMED CONTRACTS. Subject to the terms and conditions of this Agreement and the performance by the parties hereto of their respective obligations hereunder, on the Closing Date, simultaneously with the transfer, conveyance and assignment by Benedek to Purchaser of the Assets, Purchaser shall assume or otherwise be liable for, subject to the limitations contained herein, the liabilities and obligations of Benedek (the "Assumed Contracts") under:

                           3.1.1 the contracts, agreements and commitments set
forth on Schedule 7.8 of the Disclosure Schedule to the extent the liabilities and obligations thereunder arise on or after the Closing Date;

                           3.1.2 contracts, agreements and commitments
pertaining to the operation of the Station in existence on the date hereof and not required by Section 7.8 hereof to be set forth on Schedule 7.8, to the extent the liabilities and obligations thereunder arise on or after the Closing Date;

                           3.1.3 contracts, agreements and commitments with
customers and advertising agencies accepted in the ordinary course of business for the sale of advertising time for cash, to the extent the liabilities and obligations thereunder arise on or after the Closing Date;

                           3.1.4 contracts, agreements and commitments of the
type set forth in Sections 3.1.1, 3.1.2 or 3.1.3, to the extent the liabilities and obligations thereunder arise on or after the Closing Date,


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to which Benedek becomes a party in the ordinary course of business subsequent to the date of this Agreement and prior to the Closing Date, which (a) are not fully performed or discharged prior to the Closing Date and (b) are permitted to be entered into by Benedek under the terms and conditions of this Agreement; and

                           3.1.5 liabilities for accruals as of the Closing Date
for employee vacation and sick time not to exceed two weeks per employee.

                  3.2 INSTRUMENTS OF ASSUMPTION FOR THE ASSUMED CONTRACTS. The assumption by Purchaser of the Assumed Contracts shall be effected by such instruments of assumption delivered to Benedek on the Closing Date as shall be reasonably satisfactory to Purchaser and Benedek. Purchaser shall, at any time and from time to time after the Closing Date, execute and deliver such other instruments of assumption and do all such further acts and things as may be reasonably requested by Benedek to implement the assumption of each such liability and obligation. Assumption by Purchaser of the Assumed Contracts shall in no way expand the rights or remedies of third parties against Purchaser as compared to the rights and remedies which such parties would have had against Benedek had this Agreement not been consummated.

                  3.3 EXCLUDED LIABILITIES. Purchaser does not and shall not assume, pay, perform or discharge any liabilities or obligations of Benedek other than the Assumed Contracts, and, without limiting the foregoing, it is expressly agreed by the parties hereto that Purchaser shall not assume or be liable for any of the following liabilities or obligations of Benedek (the "Excluded Liabilities"):

                           3.3.1 liabilities or obligations of Benedek for
borrowed money or to any of its stockholders or to any Person affiliated therewith;

                           3.3.2 liabilities or obligations of Benedek incurred
with respect to its entry into this Agreement or its consummation of any of the transactions contemplated hereunder (including, without limitation, Benedek's legal and accounting fees);

                           3.3.3 liabilities or obligations for Federal, state,
local or other taxes based on income;

                           3.3.4 any pension, retirement, profit-sharing plan or
trust or other employee benefit plan of Benedek; and

                           3.3.5 any litigation, proceeding, or claim by any
Person to the extent relating to the business or operation of or otherwise relating to the Station prior to the Closing Date, whether or not such litigation, proceeding, or claim is pending, threatened, or asserted before, on, or after the Closing Date, including any litigation, proceeding or claim listed on Schedule 7.11 of the Disclosure Schedule and any litigation, proceeding or claim pending or threatened as of the Closing Date.

         4.       PURCHASE PRICE.

                  4.1 PURCHASE PRICE. The purchase price (the "Purchase Price") for the Assets shall be (i) Eight Million Dollars ($8,000,000), plus (ii) the assumption of the Assumed Contracts as herein provided. The Purchase Price, less any amount transferred by the Escrow Agent to Benedek pursuant to Section 4.2, shall be made by wire transfer of immediately available funds to an account designated by Benedek.


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                  4.2 ESCROW DEPOSIT. On the date hereof, Purchaser has
deposited with Shack & Siegel, P.C. (the "Escrow Agent"), the sum of Two Hundred Fifty Thousand Dollars ($250,000) (the "Deposit"), which amount shall be held and disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement (the "Escrow Agreement") in the form of Exhibit A annexed hereto. On or before December 24, 1999, if Purchaser has not theretofore elected to terminate this Agreement pursuant to Section 13.2 hereof, Purchaser shall deposit with the Escrow Agent the additional sum of Five Hundred Fifty Thousand Dollars ($550,000)(the "Additional Deposit") and in such event the term "Deposit" as used in this Agreement shall mean the aggregate sum of Eight Hundred Thousand Dollars ($800,000) deposited with the Escrow Agent. Purchaser shall be entitled to receive all interest earned with respect to the Deposit prior to the date of payment of the Deposit (except as otherwise provided in Section 12 hereof) and, if Purchaser so instructs, Purchaser and Benedek shall instruct the Escrow Agent to pay any such interest accumulated on the Closing Date to Benedek in payment to be credited toward the Purchase Price. At the Closing, contemporaneously with the performance by Benedek and Purchaser of their respective obligations to be performed at the Closing, Purchaser and Benedek shall instruct the Escrow Agent to pay the Deposit to Benedek in immediately available funds. In the event the transactions contemplated by this Agreement are not consummated in accordance with the terms hereof, Purchaser and Benedek shall instruct the Escrow Agent to disburse the Deposit and all interest earned thereon in accordance with Section 12 hereof; provided, however, that if this Agreement is terminated by Purchaser pursuant to Sections 13.2 or 14, Purchaser and Benedek shall instruct the Escrow Agent to disburse the Deposit and all interest earned thereon to Purchaser.

                  4.3      CLOSING ADJUSTMENTS.

                           4.3.1 All income and expenses arising from the
conduct of the business and operation of the Station shall be prorated between Purchaser and Benedek in accordance with customary proration practices in broadcasting acquisitions as of 11:59 p.m. local time, Odessa, Texas, on the Closing Date. Such prorations shall include, without limitation, all ad valorem, real estate and other property taxes (but excluding taxes arising by reason of the transfer of the Assets as contemplated hereby which shall be paid as set forth in Section 9.6 and taxes based on income of Benedek), business and license fees (including, without limitations FCC regulatory fees which shall be the sole responsibility of Benedek for the year-ended December 31, 1999 and which shall be prorated between Benedek and Purchaser for the year-ended December 31, 2000 as of the Closing Date), lease payments, payments made pursuant to Assumed Contracts, rents, wages and salaries of employees (excluding accruals for commissions, vacation and sick pay), utility expenses, water and sewer use charges, time sales agreements, pre-paid fees and expenses to the extent Purchaser will receive a benefit thereof, and all other income and expenses attributable to the ownership and operation of the Station. Benedek acknowledges, however, that the consideration hereunder for the Assets includes consideration for the contracts and commitments of Benedek relating to motion pictures and other programming and for barter receivables arising in connection with trade-out agreements and that no further payment to Benedek or proration shall be due in respect thereof. Prorations under this Section 4.3 to the extent possible shall be determined and paid on the Closing Date with final settlement thereof to occur, to the extent possible, within 60 calendar days after the Closing Date in accordance with Sections 4.3.2 and 4.3.3 below.

                           4.3.2 As promptly as practicable, but in any event
within 60 calendar days after the Closing, Benedek shall cause to be prepared and delivered to Purchaser a schedule of its proposed prorations (which shall set forth in reasonable detail the basis for those determinations) (the "Final Prorations Schedule"). The Final Prorations Schedule shall be conclusive and binding on Purchaser and Benedek shall


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pay to Purchaser, or Purchaser shall pay to Benedek, as the case may be, any amount due as a result of such adjustment, unless Purchaser provides Benedek with written notice of objection (the "Notice of Disagreement") within 20 calendar days after Purchaser's receipt of the Final Proration Schedule, which notice shall state the prorations of expenses proposed by Purchaser ("Purchaser's Proration Amount"). Benedek shall have 15 calendar days from receipt of a Notice of Disagreement to accept or reject Purchaser's Proration Amount. Payment pursuant to this Section 4.3.2 shall be due within 15 calendar days after the last to occur of (i) Purchaser's failure to reject the Final Prorations Schedule within 20 calendar days after Purchaser's receipt of the Final Prorations Schedule or, (ii) Benedek's failure to reject Purchaser's Proration Amount within 15 calendar days of Benedek's receipt of a Notice of Disagreement.

                           4.3.3 In the event of any disputes between the
parties as to the prorations and adjustments described in Section 4.3, the amounts not in dispute shall nonetheless be promptly paid and such disputes shall be determined by an independent certified public account of national recognition that does not then have a relationship with Benedek or Purchaser, or any of their respective Affiliates, mutually acceptable to Benedek and Purchaser, with the fees and expenses of such accountant being shared equally by Benedek and Purchaser. Any payment required by Benedek to Purchaser or Purchaser to Benedek, as the case may be, under this Section shall be paid by wire transfer of immediately available funds to an account designated by such party. If either Benedek or Purchaser fails to pay when due any amount under Section 4.3, interest on such amount will accrue from the date payment was due to the date such payment is made at a rate per annum equal the lesser of (A) the generally prevailing prime interest rates (as reported by the Wall Street Journal) plus five percentage points (5%), or (B) the maximum amount permitted by applicable law, and such interest shall be payable upon demand. Notwithstanding the provisions of Sections 4.3.1 and 4.3.2, if the amount of any taxes to be prorated pursuant to Section 4.3 is not known by 60 calendar days after the Closing, then the amount will be estimated as of such date, and once the amount of such taxes is known, Benedek shall pay to Purchaser, or Purchaser shall pay to Benedek, as the case may be, the net amount due as a result of the actual apportionment of such taxes.

                  4.4 ALLOCATION. As promptly as practicable following the execution hereof, Purchaser and Benedek shall enter into good faith negotiations regarding a mutually agreeable allocation of the sum of (a) the Purchase Price and (b) the Assumed Contracts assumed by Purchaser among the Assets acquired by Purchaser. In the event that the parties are unable to agree on an allocation within 60 days after the Closing, then the parties agree to be bound by an appraisal of such assets by David A. Tait & Company or another independent nationally recognized firm of valuation experts mutually acceptable to Benedek and Purchaser. The cost of such appraisal shall be borne equally by Purchaser and Benedek and shall be conclusive and binding on the parties for purposes of this Section 4.4. Notwithstanding anything to the contrary herein, the allocation will be consistent with Section 1060 of the Code. Purchaser and Benedek (i) shall execute and file all tax returns and prepare all financial statements, returns and other instruments in a manner consistent with the allocation determined pursuant to this Section 4.4, (ii) shall not take any position before any governmental authority or in any judicial proceeding that is inconsistent with such allocation, and (iii) shall cooperate with each other in a timely filing, consistent with such allocation, of Form 8594 with the Internal Revenue Service ("IRS").

         5. CLOSING. The closing of this Agreement (the "Closing") shall take place at 10:00 a.m. local time, on a date within five (5) days following the date of public notice of FCC Consent (or if such date is a Saturday, Sunday, or Federal holiday, on the next business day thereafter) and all other conditions to the obligations of Purchaser and Benedek hereunder shall have been satisfied or waived in writing; provided, however, that in the event any petition or other objection with respect to the FCC Application has been filed


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with the FCC prior to the Closing Date, the Closing shall take place on a date within five (5) days following the date on which the FCC Consent shall have become a Final Order (or if such date is a Saturday, Sunday, or Federal holiday, on the next business day thereafter), or such other date as may be agreed to by Purchaser and Benedek. If the Closing takes place prior to the date upon which the FCC Consent becomes a Final Order, the parties shall, at the Closing, enter into the Unwind Agreement. The Closing shall take place at the offices of Shack & Siegel, P.C., 530 Fifth Avenue, New York, New York 10036, or at such other place as may be agreed to by Purchaser and Benedek. The date of the Closing is hereinafter referred to as the "Closing Date." For accounting and tax purposes, the transactions contemplated by this Agreement shall be effective as of 11:59 p.m. on the Closing Date.

         6. FCC CONSENTS. The assignment of the Station Licenses to Purchaser as contemplated by this Agreement is subject to prior FCC Consent. Promptly after the Effective Date, Purchaser and Benedek shall proceed to prepare for filing with the FCC appropriate applications for consent to the assignment of the Station Licenses to Purchaser (the "FCC Application"), which shall be filed with the FCC as soon as practicable but in no event sooner than the Effective Date and no later than ten (10) days after the Effective Date. The FCC Application shall include such information relating to the Station in order to effect the timely closing of this Agreement. The parties shall thereafter prosecute the FCC Application with all reasonable diligence and otherwise use commercially reasonable efforts to obtain the grant of such application as expeditiously as practicable (but no party shall have any obligation to take any unreasonable steps to satisfy complainants, if any). If the FCC Consent imposes any condition on any party hereto, such party shall use commercially reasonable efforts to comply with such condition unless compliance would have a material adverse effect upon it, its parent corporation, or any of its or its parent corporation's subsidiaries or Affiliates, as appropriate. Purchaser and Benedek shall each pay 50% of all filing fees payable with respect to all filings required by the FCC in connection with the transactions contemplated by this Agreement.

         7. REPRESENTATIONS AND WARRANTIES OF BENEDEK. In order to induce Purchaser to enter into this Agreement and to perform its obligations hereunder, Benedek hereby makes the following representations and warranties to Purchaser:

                  7.1 ORGANIZATION AND STANDING. Each of BBC and BLC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all requisite power and authority to own, lease, use and operate its properties and assets at and carry on its business in the places where such properties and assets are now owned, leased or operated or where such business is now conducted. Each of BBC and BLC is duly qualified to do business and is in good standing in the State of Texas.

                  7.2 POWER AND AUTHORITY. Each of BBC and BLC has all requisite power and authority to enter into this Agreement and the documents and instruments contemplated hereby and to assume and perform its obligations hereunder. The execution and delivery of this Agreement and the documents and instruments contemplated hereby and the performance by each of BBC and BLC of its obligations hereunder have been duly and validly authorized by all necessary action and no further action or approval is required in order to constitute this Agreement and the documents and instruments contemplated hereby as valid and binding obligations of each of BBC and BLC, enforceable in accordance with their terms, except as the enforceability of such agreements, documents and instruments, may be limited by or subject to, any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedies of specific performance, injunction, and other forms of equitable relief are subject to certain principles of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

                  7.3 NO CONFLICTS. Except as set forth on Schedule 7.3 of the Disclosure Schedule and except for any consent required for the assignment to Purchaser of any contract, lease, agreement or commitment included within the Assets, the execution and delivery by each of BBC and BLC of this Agreement and the documents and instruments contemplated hereby, the consummation by each of BBC and BLC of the transactions contemplated hereby and the performance by each of BBC and BLC of their obligations hereunder:

                           7.3.1 do not and will not conflict with or violate
any provision of the Certificate of Incorporation or Bylaws of either BBC or BLC;

                           7.3.2 do not and will not conflict with or result in
any breach of any condition or provisions of, or constitute a default under or give rise to any right of termination, cancellation or acceleration or (whether after the giving of notice or lapse of time or both) result in the creation or imposition of any Lien (other than Permitted Liens), upon any of the Assets by reason of the terms of any contract, mortgage, Lien, lease, agreement, indenture, instrument, judgment or decree to which either BBC or BLC is a party or which is or purports to be binding upon BBC or BLC or which affects or purports to affect any of the Assets; and

                           7.3.3 subject to the receipt of any governmental
approvals required in connection with the transfer of the Assets to Purchaser, do not and will not conflict with or result in a violation of or default under (with or without notice of the lapse of time or both) any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any court, administrative agency or commission or other governmental authority or instrumentality.

                  7.4 GOVERNMENT APPROVAL. BLC is the holder of the Station Licenses as set forth on Schedule 7.4 of the Disclosure Schedule, which, except as set forth on such Schedule 7.4, constitute all necessary authorizations from the FCC to enable Benedek to broadcast and transmit the present television programming. Other than FCC rulemaking procedures of general applicability and except as set forth on Schedule 7.4, there are no fines, forfeitures, notices of apparent liability, orders to show cause or any other administrative or judicial orders outstanding nor any proceedings pending or, to Benedek's knowledge, threatened, the effect of which would be the revocation, cancellation, non-renewal, suspension or material adverse modification of the Station Licenses or any material adverse consequence for the Station. Except as contemplated in
Section 6 hereof, no action, approval, consent, authorization or other action by or filing with any governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary or required as to each of BBC and BLC for the due execution, delivery or performance by each of BBC and BLC of this Agreement or any document or instrument contemplated hereby.

                  7.5 VALIDITY. This Agreement constitutes and the other documents and instruments contemplated hereby will, on the due execution and delivery thereof, constitute the legal, valid and binding obligations of each of BBC and BLC, enforceable in accordance with their respective terms, except as the enforceability of such agreements, documents and instruments, may be limited by or subject to, any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally.

                  7.6 FINANCIAL STATEMENTS. Schedule 7.6 of the Disclosure Schedule sets forth the following financial statements of Benedek (collectively the "Financial Statements"): internal unaudited financial statements with respect to the results of operations of the Station for the fiscal year ended December 31, 1998 and the nine months ended September 30, 1999. Except as set forth on Schedule 7.6 of the Disclosure Schedule, the Financial Statements are true, correct and complete in all material respects, are in accordance with GAAP and the books and records of Benedek and fairly, completely and accurately present the financial position of the Station at the dates specified and the results of operations for the periods covered.

                  7.7 TAXES. Benedek has duly filed all material foreign, Federal, state, county and local income, excise, sales, property, withholding, social security, franchise, license, information returns and other tax returns and reports required to have been filed by Benedek to the date hereof pertaining to the operation of the Station and Benedek has paid all amounts shown to be due thereon.

                  7.8 CONTRACTS. Except only those contracts, agreements or commitments listed and described on Schedule 7.8 of the Disclosure Schedule, and contracts, agreements or commitments entered into in the ordinary course of business of the Station and (x) involving less than $10,000 over their term or
(y) involving more than $10,000 over their term but not more than $100,000 in the aggregate for all such contracts, agreements or commitments or (z) involving sales of advertising time in accordance with the Station's customary rate practices, neither BBC nor BLC is a party to or has any contract, agreement or commitment of any kind or nature whatsoever, written or oral, formal or informal, with respect to the business and operation of the Station. Except as set forth on Schedule 7.8, each of the written contracts and commitments referred to therein is valid and existing, in full force and effect, and enforceable in accordance with its terms, except as the enforceability of such agreement, documents and instruments, may be limited by or subject to, any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and no party thereto is in default and no claim of default by any party has been made or is now pending, except for such defaults as would not, in any individual case, be reasonably be expected, as of the date hereof, to have a Material Adverse Effect. The Station is currently affiliated with CBS pursuant to the Affiliation Agreement listed on Schedule 7.8. Said Affiliation Agreement is in full force and effect and Benedek is not aware of any state of facts which would permit the termination of the Affiliation Agreement prior to the expiration of the term thereof.

                  7.9      REAL PROPERTY.

                           7.9.1 Schedule 7.9 of the Disclosure Schedule is a
complete and correct list of all real property or premises owned in whole or in part by Benedek and used in the business and operation of the Station (other than Excluded Assets) ("Owned Real Property") and all real property or premises leased in whole or in part by Benedek and used in the business and operation of the Station ("Leased Real Property", and together with Owned Real Property, the "Real Property"). Copies of the leases with respect to Leased Real Property or, with respect to oral leases, written summaries of the terms (the "Leases") and the other documents referred to on Schedule 7.9 (other than those that will not survive the Closing) have been delivered to Purchaser.

                           7.9.2 Benedek has all required legal and valid
occupancy permits and other licenses or government approvals for each of the Real Properties used or held for use in connection with the operation of the Station except where the failure to obtain such permit or license would not, in any individual case, be reasonably be expected, as of the date hereof, to have a Material Adverse Effect.

                           7.9.3 Benedek has the legal right (without the
consent or other approval of any other party) to possess and quietly enjoy the premises and properties under each of the Leases. Each Lease is in full force and effect and constitutes a legal, valid and binding obligation of BBC and there is not under any Lease any claim of default or event which, with or without notice or the lapse of time or both, could reasonably be expected, in any individual case, as of the date hereof, to have a Material Adverse Effect.

                           7.9.4 Except for Permitted Liens and as set forth on
Schedule 7.9 of the Disclosure Schedule, Benedek has good, marketable and insurable title to the Owned Real Property (other than Excluded Assets), free and clear of all Liens and no party has the right to acquire or use such Owned Real Property or any improvements, fixtures or equipment located thereon. Except as set forth on Schedule 7.9 or Schedule 7.10 of the Disclosure Schedule, Benedek has good and marketable title and owns outright, free and clear of all Liens (other than Permitted Liens), each improvement, fixture and item of equipment located in or on each Real Property.

                           7.9.5 None of the Real Properties has been condemned
or otherwise taken by any public authority, no condemnation or taking is, to Benedek's knowledge, threatened or contemplated.

                  7.10 PERSONAL PROPERTY. Schedule 7.10 of the Disclosure
Schedule is a true and complete list of (i) all tangible personal property owned by Benedek and used in connection with the business and operation of the Station having a book value at the date hereof in excess of $10,000 per item and (ii) all personal property owned by a third party which is leased or otherwise used by Benedek in connection with the business and operation of the Station, including, without limitation, leases or other agreements relating to the use or operation of any machinery, equipment, motor vehicles, office furniture or fixtures owned by any third party (copies of which leases or other agreements have been delivered to Purchaser) but excluding leases not required to be set forth on Schedule 7.8 of the Disclosure Schedule. Each such personal property lease is in full force and effect and constitutes a legal, valid and binding obligation of Benedek and there is not under any such lease any default or any claim of default or of an event which, with or without notice or the lapse of time or both, could reasonably be expected, in any individual case, as of the date hereof, to have a Material Adverse Effect. Except for Permitted Liens and as set forth on Schedule 7.10 of the Disclosure Schedule, all personal property purported to be owned by Benedek is owned by it, free and clear of all Liens. To Benedek's knowledge, all tangible personal property is in good working order.

                  7.11 LITIGATION. Except as set forth on Schedule 7.11 of the Disclosure Schedule, no action, suit, claim, investigation, proceeding or controversy, whether legal or administrative or in mediation or arbitration, is pending or, to Benedek's knowledge, threatened, at law or in equity or admiralty, before or by any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which could reasonably be expected, in any individual case, as of the date hereof, to have a Material Adverse Effect against or seeking to restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the carrying out of this Agreement or the transactions contemplated hereby. Benedek is not operating under or subject to, or in default in respect of, any judgment, order, writ, injunction or decree of any court or any Federal, state, municipal or other governmental department commission, board, bureau, agency or instrumentality.

                  7.12 COMPLIANCE WITH LAW. Except as set forth on Schedule 7.4 of the Disclosure Schedule, each of BBC and BLC has all material permits, licenses, orders and approvals of all Federal, state or local governmental regulatory bodies required for it to conduct the business and operation of the Station as conducted on the date of this Agreement. Except as set forth on Schedule 7.4, all such permits, licenses, orders and approvals are in full force and effect in all material respects and no suspension or cancellation of any of them is pending or threatened. Each of BBC and BLC is in compliance in all material respects with each law, rule, ordinance, regulation, order and decree applicable to the business and operation of the Station, except where the failure to so comply could not reasonably be expected, in any individual case, as of the date hereof, to have a Material Adverse Effect. Except as set forth on Schedule 7.4 of the Disclosure Schedule, the Station's transmitting and studio equipment is in all material respects operating in accordance with the terms and conditions of the Station License, all underlying construction permits, and the rules, regulations, practices and policies of the FCC, including all requirements concerning equipment authorization and human exposure to radio frequency radiation. Except as set forth on Schedule 7.4 of the Disclosure Schedule, all ownership reports, employment reports, children's television reports, tax returns and other material documents required to be filed by Benedek with the FCC or other governmental authority have been timely filed; such reports and filings are accurate and complete in all material respects; such items as are required to be placed in the Station's local public records files have been timely placed in such files; all proofs of performance and measurements that are required to be made by Benedek with respect to the Station's transmission facilities have been completed and filed at the Station; and all information contained in the foregoing documents is true, complete and accurate, except as to any of the foregoing where the failure to do so would not have a Material Adverse Effect. The location of the Station's main studio complies with the FCC's rules. Benedek, or its predecessor-in-interest, has paid to the FCC all annual regulatory fees due for the Station for the years 1994-1998.

                  7.13 LABOR. Benedek is not a party to any representation or labor contract with respect to any employees at the Station. Benedek has not received any written notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of the employees of Benedek; to Benedek's knowledge, no strike or work interruption by Benedek's employees is planned, under consideration, threatened or imminent; and Benedek has not made any loan or given anything of value, directly or indirectly, to any officer, official, agent or representative of any labor union or group of employees other than salaries and ordinary course compensation.

                  7.14 EMPLOYEES. Schedule 7.14 of the Disclosure Schedule is a complete and correct list as of December 9, 1999 of the names and annual salary, bonus, commission and perquisite arrangements, written or unwritten, for each current employee of the Station, including accruals for vacation and sick time. Benedek does not have any contract for the future employment of any employee except as may be listed on Schedule 7.14 of the Disclosure Schedule.

                  7.15 EMPLOYEE BENEFIT PLANS. Schedule 7.15 of the Disclosure
Schedule is a complete and correct list of all employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement (including any collective bargaining agreement), practice, policy or arrangement, whether written or oral, and whether or not subject to ERISA (including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA) ("Employee Plans") sponsored, maintained or contributed to by Benedek in connection with the business and operation of the Station. All Employee Plans, related trust instruments or annuity contracts (or any other funding instruments) are legal, valid and binding and are in full force and effect, and each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified at all times since its inception. All Employee Plans have been maintained, in all material respects, in accordance with the requirements of the Code and ERISA, or any other applicable statute, regulation or rule. There are no pending claims against any Employee Plan (other than routine claims for benefits in accordance with its terms) nor, to the knowledge of Benedek, has any claim been threatened in writing by any participant thereof or beneficiary thereunder.

                  7.16     ENVIRONMENTAL MATTERS.

                           7.16.1 Except as provided below in this Section
7.16.1, Benedek makes norepresentation or warranty, express or implied, with respect to: (a) the existence or presence on, at, under or about the real property used in the business and operation of the Station (the "Premises") of any environmental hazards, conditions, defects or hazardous materials, including but not limited to any flammables, explosives, radioactive materials, asbestos, asbestos containing material, PCBs, hazardous waste, any petroleum, petroleum product derivative, compound or mixture, and without limitation, those substances defined as "hazardous substances" or "hazardous wastes" (collectively referred to as "Hazardous Substances") under any Environmental Laws); (b) the Premises' compliance with the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 and Superfund Amendments and Preauthorization Act of 1986, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act of 1976, the Water Pollution Control Act, the Clean Air Act, all regulations promulgated under all such Acts, as well as any other Federal, state or local law, ordinance or regulation pertaining to health, industrial hygiene or the environment and/or applicable to the existence, removal, generation, transportation, discharge, process, storage or treatment of Hazardous Substances (collectively referred to as "Environmental Law(s)"). Benedek represents that: (i) during the period that Benedek has owned or leased the Premises, Benedek has not caused or knowingly permitted (nor, at any time prior to the Closing, will Benedek cause or consent to) any Hazardous Substances to be deposited in or on the Premises in violation of any Environmental Laws; and (ii) except as set forth in the environmental reports referred to in Schedule 7.16 of the Disclosure Schedule, Benedek is not aware of any environmental contamination at the Premises. Benedek has delivered to Purchaser a complete copy of the most recent environmental assessment reports with regard to the Premises (or any portion thereof) in Benedek's possession and which are listed on Schedule 7.16.

                           7.16.2 By negotiation and execution of this
Agreement, the parties have expressly allocated certain environmental risks, liabilities and expenses whether historical, current or prospective from Benedek to Purchaser. In this regard, Benedek shall have no liability in the future (except with respect to breach of Benedek's representations in Section 7.16.1) to Purchaser or to any person claiming by, through or under Purchaser with respect to (i) any past, present or future claim, cause of action, proceeding or otherwise, whether known or unknown, relating to or arising out of any past, present or future environmental condition at, under or about the Premises, (ii) the presence of Hazardous Substances, (iii) a violation of any Environmental Law relating to the Premises, and (iv) any losses, damages, penalties, costs (foreseen or unforeseen, known or unknown), counsel, engineering and other professional or expert fees with respect to the foregoing (the foregoing clauses
(i), (ii), (iii), and (iv) are collectively referred to as "Environmental Claims"). Except with respect to breach of Benedek's representations in Section 7.16.1: (i) Purchaser hereby unconditionally releases and discharges Benedek from any and all Environmental Claims, whether sustained by Purchaser directly or relating to any claims by Purchaser for indemnification, contribution or otherwise with respect to Environmental Claims against Purchaser by third parties; and (ii) Purchaser hereby agrees to indemnify, defend and hold Benedek harmless from and against all such Environmental Claims, including any and all Environmental Claims made hereafter directly against Benedek by third parties claiming by, through or under Purchaser.

                  7.17 SUFFICIENCY OF ASSETS. The Assets constitute all of the assets, properties and rights necessary for the conduct of the business of the Station by Benedek in a manner consistent with past practices.

         8. REPRESENTATIONS AND WARRANTIES OF PURCHASER. In order to induce Benedek to enter into this Agreement and to perform its obligations hereunder, Purchaser hereby makes the following representations and warranties to Benedek:

                  8.1 ORGANIZATION AND STANDING. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority, to own, lease, use and operate its properties and assets at and carry on its business in the places where such properties and assets are now owned, leased or operated or where such business is now being conducted.

                  8.2 POWER AND AUTHORITY. Purchaser has all requisite power and authority to enter into this Agreement and the documents and instruments contemplated hereby and to assume and perform its obligations hereunder. The execution and delivery of this Agreement and the documents and instruments contemplated hereby and the performance by Purchaser of its obligations hereunder have been duly and validly authorized by all necessary action and no further action or approval, is required in order to constitute this Agreement and the documents and instruments contemplated hereby as valid and binding obligations of Purchaser, enforceable in accordance with their terms, except as the enforceability of such agreements, documents and instruments, may be limited by or subject to, any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedies of specific performance, injunction, and other forms of equitable relief are subject to certain principles of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

                  8.3 NO CONFLICTS. The execution and delivery by Purchaser of this Agreement and the documents and instruments contemplated hereby, the consummation by Purchaser of the transactions contemplated hereby and the performance by Purchaser of its obligations hereunder:

                           8.3.1 do not and will not conflict with or violate
any provision of the Certificate of Formation or Operating Agreement of Purchaser;

                           8.3.2 do not and will not conflict with or violate
any agreements, contracts or instruments to which Purchaser is a party; and

                           8.3.3 subject to the receipt of any governmental
approvals required in connection with the transfer of the Assets to Purchaser, do not and will not conflict with or result in a violation of or default under (with or without notice of the lapse of time or both) any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any court, administrative agency or commission or other governmental authority or instrumentality.

                  8.4 GOVERNMENT APPROVAL. Purchaser is legally and financially qualified under the Communications Act to enter into this Agreement, and to consummate the transactions contemplated hereby. In connection with the transactions contemplated by the Agreement, it is not necessary for Purchaser or any Affiliate of Purchaser (or any Person in which Purchaser or any Affiliate of Purchaser has an attributable interest under the Communications Act) to seek or obtain any waiver from the FCC, dispose of any interest in any media or communications property or interest (including, without limitation, the Station), terminate any venture or arrangement, or effectuate any changes or restructuring of its ownership, including, without limitation, the withdrawal or removal of officers or directors or the conversion or repurchase of equity securities of Purchaser or any Affiliate of Purchaser or owned by Purchaser or any Affiliate of Purchaser (or any Person in which Purchaser or any Affiliate of Purchaser has any attributable interest under the Communications Act). Purchaser is able to certify on an FCC Form 314 that it is financially qualified. Additionally, except as contemplated in Section 6 hereof, no action, approval, consent or authorization or other action, including, but not limited to, any action, approval, consent or authorization or other action by or filing with any governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary or required as to Purchaser for the due execution, delivery or performance by Purchaser of this Agreement or any document or instrument contemplated hereby.

                  8.5 VALIDITY. This Agreement constitutes and the other documents and instruments contemplated hereby will, on the due execution and delivery thereof, constitute the legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as the enforceability of such agreements, documents and instruments, may be limited by or subject to, any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally.

                  8.6 LITIGATION. No action, suit, claim, investigation, proceeding or controversy, whether legal or administrative or in mediation or arbitration, is pending or, to Purchaser's knowledge, threatened, at law or in equity or admiralty, before or by any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, if adversely determined, would effect Purchaser's ability to carry out this Agreement or the transactions contemplated hereby.

                  8.7 INDEPENDENT INVESTIGATION. Purchaser has conducted or will have the opportunity to conduct an independent investigation of the Station and its business operations, assets, liabilities, results of operations, financial condition and prospects in making its determination as to the propriety of the transactions contemplated by this Agreement and in entering into this Agreement and the documents and instruments required hereby, has relied or will have relied solely on the results of said investigation and on the representations and warranties of Benedek expressly contained in this Agreement and the instruments, certificates or schedules furnished pursuant hereto.

         9.       COVENANTS OF BENEDEK.

                  Each of BBC and BLC covenants as follows:

                  9.1 BOOKS AND RECORDS. Between the date hereof and the Closing Date, Benedek shall give Purchaser and its authorized representatives reasonable access, during regular business hours, to any and all of its premises, properties, contracts, books and records relating to the business and operation of the Station and will cause its employees to furnish to Purchaser and its authorized representatives any and all data and information pertaining to the business and operation of the Station as Purchaser or its authorized representatives shall from time to time reasonably request.

                  9.2 INTERIM OPERATIONS. From the date hereof until the Closing Date, except as otherwise consented to or approved in writing by Purchaser or as required by this Agreement, Benedek shall not (i) sell, assign, lease, transfer or otherwise dispose of any of the Assets except in the ordinary course of business; (ii) mortgage, pledge or grant any Lien (other than Permitted Liens), charge or other encumbrance on any of the Assets; (iii) other than in the ordinary course of business, enter into any lease, contract, license or other agreement, or make any amendment of or terminate any lease, contract, license or other agreement to which Benedek is a party regarding the business and operation of the Station; (iv) enter into any contract or commitment relating to sales of advertising time for the Station except sales of advertising time on the basis of the Station's customary rate practices and otherwise in the ordinary course of business or contract or agree to provide any advertising or broadcast time at substantially less than customary rate practices of the Station; (v) increase the compensation payable to any of the Station's employees or become obligated to increase any such compensation other than in the ordinary course of business (provided, however, Benedek may enter into account executive compensation guidelines substantially in the form annexed to Schedule 7.14 of the Disclosure Schedule, which are deemed to be in the ordinary course of business); or (vi) enter into any transaction other than in the ordinary course of business and consistent with past practices of the Station.

                  9.3 DISCHARGE OF LIENS. On or prior to the Closing Date, Benedek will cause all Liens with respect to the Assets (other than Permitted Liens and the Liens set forth on Schedule 7.9 and 7.10 of the Disclosure Schedule hereto which are not required to be discharged on or prior to the Closing Date pursuant to the terms of this Agreement and except only those assumed by Purchaser pursuant to Section 3) to be discharged.

                  9.4 COMPLIANCE. Benedek shall use its commercially reasonable efforts to take or cause to be taken all action and do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Benedek shall, between the Effective Date and the Closing Date, take commercially reasonable efforts to obtain the consent of any party or parties to any such contracts, licenses, leases, commitments, sales orders, purchase orders or other agreements to the transfer or assignment thereof by Benedek to Purchaser hereunder in all cases in which such consent is required for transfer or assignment, including, without limitation, (i) CBS's consent to the assignment of the Affiliation Agreement, (ii) the consent of the landlord with respect to Lease Agreement dated November 1, 1993 between Bank One Texas, N.A., Trustee of the J. E. Parker Testamentary Trust for the benefit of Bessie Lou Doelling, Timothy H. Parker, individually and as Attorney-in-Fact for Stephen H. Parker, James M. Parker and Philip L. Parker, as landlord, and Brissette TV of Odessa, Inc. d/b/a KOSA-TV, as Tenant, as modified by Extension Option Agreement dated July 27, 1995 (the "Bank One Lease") and (iii) the consent of the landlord with respect to Lease Agreement dated August 17, 1995 between CAC Consulting, as Landlord, and KOSA-TV, as Tenant (the "CAC Lease"), provided, that such efforts shall not require the payment of any consideration by Benedek other than as expressly provided for in this Agreement.

                  9.5 COMPLIANCE WITH LAWS. Benedek will comply in all material respects with all rules and regulations of the FCC pertaining to the operation of the Station, and with all other applicable laws, rules, ordinances and regulations pertaining to the operation of the Station. As promptly as practicable after execution of this Agreement, Benedek shall use its reasonable best effort to obtain authority from the FCC to permit the translator station K10HH, Big Springs, Texas (the "Translator") to operate in a lawful manner in all material respects in the manner in which it currently operates, including, without limitation, the filing of appropriate applications and/or requests: (i) to reinstate or replace the construction permit to modify the license of Translator, permit number BPTTV-960517RC (the "Translator Permit"),
(ii) to issue a license covering the Translator Permit or (iii) to authorize special temporary authority to operate the Translator.

                  9.6 PAYMENT OF TAXES. Benedek shall be responsible for all Federal, state, county, local, income, property, sales, use, intangibles and other taxes attributable to the operation or ownership of the Station or the Assets for all periods prior to and including the Closing Date. Thereafter, Purchaser shall be responsible for all such taxes. Any taxes paid by either party pertaining to the operation of the Station which relate to periods both before and after the Closing shall be prorated in accordance with Section 4.3.1 hereof. Benedek shall file all Federal, state, county and local income and other tax returns and reports required to be filed by it pertaining to the operation of the Station until and including the Closing Date and shall pay all taxes, interest and penalties shown on such returns or reports.

                  9.7 FCC CONSENT. Benedek shall diligently prosecute the FCC Application and use all commercially reasonable efforts to obtain the FCC Consent as promptly and expeditiously as possible. Benedek shall not intentionally take or omit to take any action that will cause the FCC to deny, delay or fail to approve the FCC Application or cause the FCC Consent not to be granted.

                  9.8 ACTION. Benedek shall not knowingly take or cause to be taken, or fail to take or cause to be taken, any action that would cause the conditions to the obligations of Benedek or Purchaser to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled at or prior to the Closing, including, without limitation, by taking or causing to be taken, or failing to take or cause to be taken, any action that would cause any of the representations and warranties made by Benedek in Section 7 hereof to fail to be true and correct as of the Closing in all material respects. Benedek shall take, or cause to be taken, all commercially reasonable actions within its power to cause to be satisfied or fulfilled, at or prior to the Closing, the conditions precedent to the obligations of Purchaser to consummate the transactions contemplated hereby as set forth in Section 11.1 hereof.

                  9.9 FURTHER ASSURANCES. Benedek shall, at any time, and from time to time, after the Closing Date, but at no cost to Benedek (other than the salaries or wages of any Benedek employees), use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and to do, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering any additional instruments, certificates or other documents; and (ii) have the present and future officers, directors and employees of Benedek cooperate with Purchaser in furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters relating to all periods prior to the Closing Date.

                  9.10 NO SOLICITATION. For a period commencing on the date hereof and ending six (6) months after the Closing Date, neither Benedek nor any Affiliate of Benedek shall, directly or indirectly, for itself or on behalf of any other entity, solicit for employment after the Closing Date any person currently working for the Station in a management position; provided that the foregoing prohibition shall not apply to the General Manager of the Station if Purchaser has not made arrangements for the continued employment of the General Manager in such position after the Closing within a period of 30 days after the date of this Agreement.

                  9.11 NON-COMPETITION. Subject to the performance by Purchaser of its obligations to be performed prior to the Closing, for a period of five
(5) years after the Closing Date, Benedek will not directly or indirectly (i) own, manage, operate, control or participate in the ownership, management, operation or control of a broadcast television station or a radio station in the currently designated market area ("DMA") of the Station, as designated by A. C. Nielsen Company, and (ii) be engaged by, or become an Affiliate of, or otherwise associated with, as a consultant, an independent contractor or otherwise, with any other Person which is engaged in the business of owning, managing, operating or controlling a broadcast television station or a radio station in the DMA. Purchaser and Benedek acknowledge that the length of time and the geographic restrictions pertaining to the prohibitions in this Section 9.11 are reasonable and necessary for the protection of Purchaser. Purchaser and Benedek acknowledge that Purchaser will not have an adequate remedy at law for any breach by Benedek of this Section 9.11 and that damages flowing from such a breach are not readily susceptible to being measured in monetary terms. Accordingly, Benedek and Purchaser acknowledge that Purchaser shall be entitled, among other remedies, to immediate and injunctive relief and may obtain a restraining order restraining any threatened or further breach of this Section 9.11. Nothing in this Section
9.11 will be deemed to limit Purchaser's remedies at law or equity for any breach by Benedek. If any court of competent jurisdiction determines that the specified time period or geographic area set forth in this Section 9.11 is unreasonable, arbitrary or against public policy, then a lesser time period or smaller geographic area that is determined by the court to be reasonable, non-arbitrary and not against public policy shall be enforced.

         10.      COVENANTS OF PURCHASER.

                  Purchaser covenants as follows:

                  10.1 COMPLIANCE. Purchaser shall use commercially reasonable efforts to take or cause to be taken all action and do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, to obtain all consents, approvals and authorizations of third parties and to make all filings with and give all notices to third parties which may be necessary or required in order to effectuate the transactions contemplated hereby.

                  10.2 CONTROL OF THE STATION. Prior to Closing, Purchaser shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise or direct, the operations of the Station, such operations, including complete control and supervision of all the Station's programs, employees, and policies, shall be the sole responsibility of Benedek until the consummation of the Closing hereunder.

                  10.3 FCC CONSENT. Purchaser shall diligently prosecute the FCC Application and use all commercially reasonable efforts to obtain the FCC Consent as promptly and expeditiously as possible. Purchaser shall not intentionally take or omit to take any action that will cause the FCC to deny, delay or fail to approve the FCC Application or cause the FCC Consent not to be granted.

                  10.4 FCC COMPLIANCE. Between the date hereof and the Closing Date, Purchaser agrees that it will not take or fail to take any action within its control which would result in material noncompliance by Purchaser with the requirements of the Communications Act and the rules and regulations of the FCC material to the transactions contemplated by this Agreement. Purchaser will take no action that Purchaser knows, or has reason to know, would disqualify Purchaser from being the assignee of the Station Licenses or the owner or operator of the Station.

                  10.5 BOOKS AND RECORDS. If the acquisition contemplated herein is consummated, Purchaser covenants and agrees that it shall preserve and keep the records of Benedek delivered to it hereunder for a period of three years after the Closing Date and shall make such records available to Benedek or its authorized representatives as reasonably required by Benedek in connection with any legal proceedings against or governmental investigation of Benedek or in connection with any tax examination of Benedek.

                  10.6 ACTION Purchaser shall not knowingly take or cause to be taken, or fail to take or cause to be taken, any action that would cause the conditions to the obligations of Benedek or Purchaser to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled, at or prior to the Closing, including, without limitation, by taking or causing to be taken, or failing to take or cause to be taken, any action that would cause the representations and warranties made by Purchaser in Section 8 hereof to fail to be true and correct as of the Closing in all material respects. Purchaser shall take, or cause to be taken, all commercially reasonable actions within its power to cause to be satisfied or fulfilled, at or prior to the Closing, the conditions precedent to the obligations of Benedek to consummate the transactions contemplated hereby as set forth in Section 11.2 hereof.

                  10.7 EMPLOYEES AND EMPLOYEE BENEFIT MATTERS. Purchaser (i) shall offer employment as of the Closing Date to each employee set forth in
Schedule 7.14 of the Disclosure Schedule who remains employed by Benedek immediately prior to the Closing, and each additional employee who is hired to work at the Station following the date hereof and prior to the Closing who remains employed by Benedek immediately prior to the Closing, except for the General Manager of the Station and (ii) may offer employment as of the Closing Date to the General Manager of the Station (all persons referred to in (i) above and, if offered employment by the Purchaser, the General Manger referred to in
(ii) above, collectively, the "Transferred Employees") at a salary at least as favorable as that provided by Benedek immediately before the execution hereof and with such other benefits as Purchaser makes available to Purchaser's employees of comparable status. Purchaser shall provide each Transferred Employee credit for years of service prior to the Closing with Benedek or any prior owner of the Station for (A) the purpose of eligibility and vesting under Purchaser's health, vacation and other employee benefit plans and (B) any and all pre-existing condition limitations and eligibility waiting periods under group health plans of Purchaser, and shall cause to be credited to any deductible or out-of-pocket expenses under any health plans of Purchaser any deductibles or out-of-pocket expenses incurred by Transferred Employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the health plans of Purchaser. Following the Closing, Purchaser shall indemnify and hold harmless Benedek with respect to any and all liability for the termination of employment by Purchaser of any Transferred Employee.

                  10.8 FURTHER ASSURANCES. Purchaser shall, at any time, and from time to time, after the Closing Date, but at no cost to Purchaser (other than the salaries or wages of any of its employees), use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and to do, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering any additional instruments, certificates or other documents; and (ii) have the present and future officers, directors, employees of Purchaser, including the Transferred Employees, cooperate with Benedek in furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters relating to all periods prior to the Closing Date.

         11.      CONDITIONS OF CLOSING.

                  11.1 OBLIGATION OF PURCHASER TO CLOSE. The obligation of Purchaser to close hereunder shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions or the written waiver thereof by Purchaser:

                           11.1.1 REPRESENTATIONS. The representations and
warranties of Benedek in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only) except for changes permitted or contemplated by this Agreement, and Purchaser shall have received a certificate to that effect dated the Closing Date and executed by an appropriate officer of each of BBC and BLC.

                           11.1.2 COVENANTS. Each of the agreements and
covenants of Benedek to be performed under this Agreement at or prior to the Closing Date shall have been duly performed in all material respects, and Purchaser shall have received a certificate to that effect dated the Closing Date and executed by an appropriate officer of each of BBC and BLC.

                           11.1.3 NO INJUNCTION. No injunction or restraining
order shall be in effect to forbid or enjoin the consummation of the transactions contemplated by this Agreement and no Federal, state or local statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation hereof.

                           11.1.4 STATION LICENSES. Benedek shall be the holder
of the Station Licenses and all other material governmental licenses, permits and other authorizations listed on Schedule 7.4 of the Disclosure Schedule, except as otherwise provided in such Schedule, and there shall not have been any modification of any of such licenses, permits and other authorizations which could reasonably be expected to have a Material Adverse Effect. Benedek shall also have obtained special temporary authority or such other appropriate FCC authorization to operate the Translator in all material respects in the manner in which it currently operates.

                           11.1.5 FCC CONSENT. The FCC shall have granted its
consent to the assignment of the Station Licenses to Purchaser and such consent will have appeared on public notice.

                           11.1.6 CBS CONSENT. CBS shall have consented, without
material modification to the compensation payable to the Station thereunder, to the assignment to the Purchaser of the Affiliation Agreement.

                           11.1.7 LANDLORD CONSENTS. The landlords, with respect
to the Bank One Lease and the CAC Lease, shall have consented to the assignment to the Purchaser of the Bank One Lease and CAC Lease, respectively.

                           11.1.8 INSTRUMENTS OF TRANSFER. Purchaser shall have
received the deeds, endorsements, assignments, drafts, checks and other documents of transfer, conveyance and assignment contemplated by Section 2.3 valid to transfer all of Benedek's right, title and interest in and to the Assets to Purchaser and to vest in Purchaser good, marketable and insurable title to the Assets, subject only to

Permitted Liens and the Liens set forth on Schedule 7.9 and 7.10 of the Disclosure Schedule hereto and not required to be discharged (in the manner herein provided) on or prior to the Closing Date pursuant to the terms of this Agreement.

                           11.1.9 BOOKS OF ACCOUNT. Purchaser shall have
received Benedek's books of account, records, leases, indentures, contracts, agreements, correspondence and other documents pertaining to the Assets and the Station. Unless otherwise requested by Purchaser, delivery of the foregoing shall not be effected by physical delivery at the Closing but by surrendering access to the premises containing the foregoing to Purchaser.

                           11.1.10 FIXED ASSETS AND EQUIPMENT. The fixed assets
and equipment owned, leased or used by the Station shall be in all material respects in good working condition and working order, normal wear and tear excepted.

                           11.1.11 RESOLUTIONS. Purchaser shall have received a
certified copy of resolutions duly adopted by each of BBC and BLC authorizing and approving the transfer of the Assets and performance by each of BBC and BLC of their respective obligations hereunder and the other documents and instruments to be executed and delivered in connection herewith.

                  11.2 OBLIGATION OF BENEDEK TO CLOSE. The obligation of Benedek to close hereunder shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions or the written waiver thereof by Benedek:

                           11.2.1 REPRESENTATIONS. The representations and
warranties of Purchaser in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only) except for changes permitted or contemplated by this Agreement, and Benedek shall have received a certificate to that effect dated the Closing Date and executed by an appropriate officer of Purchaser.

                           11.2.2 COVENANTS. Each of the agreements and
covenants of Purchaser to be performed under this Agreement at or prior to the Closing Date shall have been duly performed in all material respects, and Benedek shall have received a certificate to that effect dated the Closing Date and executed by an appropriate officer of Purchaser.

                           11.2.3 NO INJUNCTION. No injunction or restraining
order shall be in effect to forbid or enjoin the consummation of the transactions contemplated by this Agreement and no Federal, state, or local statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation hereof.

                           11.2.4 FCC CONSENT. The FCC shall have granted its
consent to the assignment of the Station Licenses to Purchaser and such consent will have appeared on public notice.

                           11.2.5 ASSUMPTION AGREEMENTS. Purchaser shall have
executed and delivered the instruments of assumption contemplated by Section 3.2 hereof.

         12.      REMEDIES FOR BREACH.

                  12.1 PURCHASER DECLINES TO CLOSE. If Purchaser shall be entitled to decline to close, and shall decline to close the transactions contemplated by this Agreement, Purchaser shall have no liability to Benedek under or in any way by reason hereof, Purchaser shall be entitled to payment of the Deposit plus interest thereon, and Purchaser shall have all such rights and remedies against Benedek as may be available to it in law or equity or otherwise.

                  12.2 PURCHASER ELECTS TO CLOSE. If Purchaser shall be entitled to decline to close the transactions contemplated by this Agreement but Purchaser shall elect nevertheless to close, Purchaser shall be deemed to have waived any claims of any nature arising from the failure of Benedek to comply with any of the terms and conditions of this Agreement of which Purchaser had knowledge at the time of the Closing. If Purchaser elects to close the transactions contemplated by this Agreement and Benedek wrongfully refuse so to do, or if Benedek fails, or if a failure by Benedek is threatened, to comply with any of its covenants and agreements contained in this Agreement, then, in addition to all other remedies which may be available to it, Purchaser shall be entitled to injunctive and other equitable relief, including, without limitation, specific performance.

                  12.3 BENEDEK DECLINES TO CLOSE. If Benedek shall be entitled to decline to close, and shall decline to close the transactions contemplated by this Agreement, Benedek shall have no liability to Purchaser under or in any way by reason hereof. If this Agreement fails to close or is terminated by reason of or under circumstances arising from a breach by Purchaser of its representations, warranties, or covenants hereunder in any material respect, or if Purchaser refuses or fails to close after the conditions to its Closing have been satisfied, in either case without Benedek being in breach of any of its representations, warranties or covenants hereunder in any material respect, then, in that event, Benedek shall be entitled to payment of the Deposit plus interest earned thereon as liquidated damages, it being understood that this sum shall constitute full payment for any and all damages suffered by Benedek by reason of Purchaser's failure to close this Agreement. The parties acknowledge that the damages actually suffered by Benedek would be difficult to determine, but that the amount of the Deposit is a reasonable estimate of the damages anticipated to be suffered by Benedek in such event.

                  12.4 PURCHASER FAILS TO MAKE ADDITIONAL DEPOSIT. If Purchaser does not elect to terminate this Agreement pursuant to Section 13.2 hereof and does not pay to the Escrow Agent the Additional Deposit contemplated by Section
4.2 hereof in a timely manner, then Benedek may terminate this Agreement and in such event, Benedek shall be entitled to payment of the Deposit plus interest earned thereon as liquidated damages, it being understood that this sum shall constitute full payment for any and all damages suffered by Benedek by reason of Purchaser's breach of this Agreement. The parties acknowledge that the damages actually suffered by Benedek would be difficult to determine, but that the amount of the Deposit is a reasonable estimate of the damages anticipated to be suffered by Benedek in such event.

                  12.5 REMEDIES CUMULATIVE. Except as otherwise provided in
Section 12.3 hereof, the specific remedies to which any party may resort under the terms of this Agreement are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such party may lawfully be entitled in case of any breach, threatened breach or failure of observance or performance of any representation, warranty, covenant, agreement or commitment made hereunder or relating hereto or by reason of any such representation, warranty, covenant, agreement or commitment being untrue or incorrect.

         13.      TERMINATION RIGHTS.

                  13.1 TERMINATION BY EITHER PARTY This Agreement may be terminated by either Purchaser or Benedek, if not then in default hereunder, upon written notice to the other upon the occurrence of any of the following:

                           13.1.1 If the sale of the Assets to Purchaser
pursuant to this Agreement shall not have been effected within nine months after the date that the FCC accepts the FCC Application for filing; or

                           13.1.2 If any party defaults in any material respect
in the observance or in the due and timely performance of any of its covenants herein contained other than the obligation to close on the Closing Date; provided, however, that termination pursuant to this paragraph shall not be effective unless the terminating party shall have given to the party in default at least 30 days advance notice of its claim of default so as to afford the other party the opportunity to cure.

                  13.2 TERMINATION BY PURCHASER. This Agreement may be terminated by Purchaser, if not then in default hereunder upon written notice delivered to Benedek no later than the Effective Date, if Purchaser so elects, in its sole and absolute discretion, based on its review of the due diligence materials with respect to the Station and the Assets.

         14.      RISK OF LOSS.

                  14.1 Except to the extent of any loss or damage caused by acts or omissions of Purchaser, its agents, employees, or other persons while acting pursuant to a contract with Purchaser, the risk of loss or damage to the Assets shall be upon Benedek at all times up to and including the Closing Date. In the event of loss or damage except to the extent caused by acts or omissions of Purchaser, its agents, employees, or other persons while acting pursuant to a contract with Purchaser, Benedek shall promptly notify Purchaser thereof and shall use commercially reasonable efforts to repair, replace and restore the lost or damaged property to its former condition as soon as possible. If such repair, replacement and restoration of damage not caused by Purchaser, its agents, employees, or other persons while acting pursuant to a contract with Purchaser has not been completed prior to the Closing Date, Purchaser may, at its option:

                           14.1.1 elect to terminate this Agreement, but only if
the failure to repair, replace and restore the lost or damaged property relates to a material portion of the Assets and continues for a period in excess of 30 calendar days;

                           14.1.2 elect to consummate the transactions
contemplated by this Agreement on the Closing Date in which event Benedek shall pay to Purchaser the amount necessary to restore the lost or damaged property to its former condition and against such obligation shall assign to Purchaser all of Benedek's rights under any applicable insurance policies; or

                           14.1.3 elect to postpone the Closing Date, with prior
consent of the FCC if necessary, which consent both parties will use commercially reasonable efforts to obtain, until a date within 15 calendar days after Benedek gives written notice to Purchaser of completion of the repair, replacement and restoration of such lost or damaged property. If, after the expiration of that extension period, the lost or damaged property has not been adequately repaired, replaced or restored, Purchaser may terminate this Agreement, and the parties shall be released and discharged from any further obligation hereunder.

                  14.2 FAILURE OF BROADCAST TRANSMISSION. Benedek shall give prompt written notice to Purchaser if either of the following (a "Specified Event") shall occur: (a) the regular broadcast transmission of the Station in the normal and ususal manner is interrupted or discontinued; or (b) the Station is operated at less than its licensed antenna height above average terrain or at less than 90% of its licensed effective radiated power. If any Specified Event persists for more than 48 consecutive hours or 72 non-consecutive hours (or, in the event of force majeure or utility failure affecting generally the market served by the Station, 72 consecutive hours or 168 non-consecutive hours) during any period of 30 consecutive calendar days, then Purchaser may, at its option:
(x) terminate this Agreement by written notice given to Benedek not more than 10 calendar days after the Specified Event, or (y) proceed in the manner set forth in Section 14.3. In the event of termination of this Agreement by Purchaser pursuant to this Section 14.2, the parties shall be released and discharged from any further obligation hereunder.

                  14.3 RESOLUTION OF DISAGREEMENTS. If the parties are unable to agree upon the extent of any loss or damage, the cost to repair, replace or restore any lost or damaged property, the adequacy of any repair, replacement, or restoration of any lost or damaged property, or any other matter arising under Section 14.2, the disagreement shall be referred to a qualified consulting communications engineer mutually acceptable to Benedek and Purchaser who is a member of the Association of Federal Communications Consulting Engineers, whose decision shall be final, binding upon and non-appealable by the parties, and whose fees and expenses shall be shared equally by Benedek and Purchaser.

         15.      INDEMNIFICATION.

                  15.1 INDEMNIFICATION OF BENEDEK. Purchaser shall defend and promptly indemnify Benedek and save and hold it harmless from, against, for and in respect of and shall pay any and all damages, losses, obligations, liabilities, claims, encumbrances, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any action, investigation, claim or proceeding (all hereinafter collectively referred to as "Losses") suffered, sustained, incurred or required to be paid by Benedek by reason of (i) the Assumed Contracts, (ii) any representation or warranty of Purchaser contained herein being untrue or incorrect in any respect, (iii) the operation of the Station after the Closing Date or (iv) any breach or failure of observance or performance of any covenant, agreement or commitment made by Purchaser hereunder or under any document or instrument relating hereto or executed pursuant hereto. In addition, Purchaser shall indemnify Benedek with respect to any Environmental Claims as provided in
Section 7.16.2; provided such indemnification shall be governed by the procedures set forth in Sections 15.3 and 15.4.

                  15.2     INDEMNIFICATION OF PURCHASER.

                           15.2.1 Benedek shall defend and promptly indemnify
Purchaser, and save and hold it harmless from, against, for and in respect of and pay any and all Losses suffered, sustained, incurred or required to be paid by Purchaser by reason of (i) any and all obligations and liabilities of Benedek with respect to the Assets and the Excluded Liabilities; (ii) any representation or warranty contained herein being untrue or incorrect in any material respect;
(iii) the operation of the Station on or prior to the Closing Date (other than the Assumed Contracts); (iv) any breach or failure of observance or performance of any covenant, agreement or commitment made by Benedek hereunder or under any document or instrument relating hereto or executed pursuant hereto; or (v) any liability or obligation of Benedek for Federal, state, local or other taxes.

                           15.2.2 Notwithstanding anything to the contrary in
this Agreement, Purchaser shall not be entitled to indemnification under Section 15.2.1:

                                    15.2.2.1 in connection with any Loss to the
extent of any net tax benefit realized (by reason of a tax deduction, basis reductions, shifting of income, credits and/or deductions or otherwise) by Purchaser in connection with such Loss;

                                    15.2.2.2 with respect to any claim for
indemnification hereunder, unless Purchaser has given Benedek written notice of such claim prior to the eighteen month anniversary of the Closing Date, except for any claim for indemnification arising from a claim by the United States of America, the State of Texas or any other governmental unit, body or agency with taxing authority relating to taxes or interest or penalties in connection therewith which claim may be asserted at any time;

                                    15.2.2.3 if the existence of such liability,
breach of representation, warranty or covenant or falsity of the representation upon which such liability would be based is known by Purchaser prior to Closing and by reason of the existence thereof Purchaser would have been entitled to decline to close the transactions contemplated by this Agreement;

                                    15.2.2.4 for any Losses as to which
Purchaser otherwise may be entitled to indemnity hereunder based upon a claim of breach of a representation or warranty by Benedek contained in Section 7 of this Agreement (without giving effect to this Section), until such Losses exceed $50,000, and then only for such Losses in excess of in the aggregate $50,000;

                                    15.2.2.5 for any Losses as a result of
Environmental Claims as provided in Section 7.16.2; and

                                    15.2.2.6 for any Losses in excess of
$8,000,000, all of such Losses in excess of $8,000,000 being the responsibility of Purchaser.

                           15.2.3 If with respect to a claim of indemnification
that Purchaser asserts against Benedek hereunder, Purchaser also has an enforceable right of indemnification against any third party (contractual or otherwise), Purchaser shall use reasonable efforts to pursue such claims or, in the event Benedek pays or otherwise discharges such claim of Purchaser, Purchaser shall assign to Benedek without recourse to Purchaser the claims against such third party.

                           15.2.4 Benedek shall also indemnify Purchaser and
save and hold it harmless from, against, for and in respect of any and all fines or penalties, if any, assessed by the FCC by reason of the matter described in footnote 2 to Schedule 7.4 of the Disclosure Schedule. After the Closing Date, in connection with obtaining from the FCC a license modification for the Translator, if necessary, to operate the Translator in the manner in which it currently operates, at the Purchaser's option, Benedek shall (i) pay the reasonable attorneys' fees and expenses incurred by the Purchaser after the Closing, up to a maximum aggregate amount of $10,000 to obtain such license modification for the Translator or (ii) retain FCC counsel of Benedek's choice and at its sole expense, including without limitation, attorneys' fees and engineering expenses, to undertake to obtain such license modification.


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



                  15.3 PROCEDURES FOR INDEMNIFICATION. If a party (an "Indemnified Party") shall claim to have suffered a Loss for which indemnification is available under Section 15.1 or 15.2, as the case may be, the Indemnified Party shall notify the other party (the "Indemnifying Party") in writing of such claim within the applicable time periods. The Indemnified Party shall use reasonable efforts to describe in such notice the nature of such claim, the facts and circumstances that give rise to such claim and the amount of such claim if reasonably ascertainable at the time such claim is made.

                  15.4     PROCEDURES FOR THIRD-PARTY CLAIMS.

                           15.4.1 Any Indemnified Party seeking indemnification
pursuant to this Section 15 in connection with any legal proceeding, action or claim, instituted by a third party, including any governmental entity (a "Third-Party Claim"), shall give the Indemnifying Party from whom indemnification with respect to such claim is sought (i) prompt written notice of such Third-Party Claim and (ii) copies of all documents and information relating to any such Third-Party Claim; provided, however, that the failure by the Indemnified Party to so notify or provide copies to the Indemnifying Party shall not relieve the Indemnifying Party from any liability to the Indemnified Party for any liability hereunder except to the extent that such failure shall have prejudiced the defense of such Third-Party Claim.

                           15.4.2 The Indemnifying Party shall have the right
and obligation, at its sole expense, to defend against, negotiate, settle or otherwise deal with any Third-Party Claim with respect to which it is the Indemnifying Party and to be represented by counsel of its own choice, and the Indemnified Party will not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, so long as the Indemnifying Party is contesting or defending the same with reasonable diligence and in good faith; provided, however, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; provided further, that the Indemnifying Party may not enter into a settlement of any such Third-Party Claim without the consent of the Indemnified Party, which consent shall be not unreasonably withheld, unless such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified by the Indemnifying Party or involves other matters not binding upon the Indemnified Party; and provided further that, in the event the Indemnifying Party fails timely to defend against, negotiate, settle or otherwise deal with such Third-Party Claim as provided above in this Section 15.4.2, then the Indemnified Party shall have the right to defend against, negotiate, settle or otherwise deal with the Third- Party Claim in such manner as the Indemnified Party deems appropriate, in its sole discretion, and may recover subject to the limitations set forth in Section 15.2.2, all other amounts paid as a result of such Third Party Claim or compromise or settlement thereof.

                  15.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Benedek and Purchaser contained in this Agreement, or in any certificate, instrument or other document delivered by Benedek or Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby, shall survive the Closing for a period of eighteen (18) months. No claim shall be made or action brought by any party hereto after the eighteen month anniversary of the Closing for the breach of, or inaccuracy in, any representation or warranties contained in this Agreement, or in any certificate, instrument or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby. None of the covenants and agreements of Benedek and Purchaser contained in this Agreement, or in any certificate, instrument or other document delivered by Benedek or Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby, shall survive the Closing, except to the extent such covenants and agreements by their terms contemplate performance after the


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



Closing. No claim shall be made or action brought by any party hereto after the Closing for the breach of any covenant or agreement contained in this Agreement, or in any certificate, instrument or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, except with respect to those covenants and agreements that by their terms contemplate performance after the Closing.

         16. BROKERS. Benedek, on the one hand, and Purchaser, on the other, covenant and represent to each other that they had no dealings with any broker or finder in connection with this Agreement or the transactions contemplated hereby and no broker, finder or other Person is entitled to receive any broker's commissions or finder's fee or similar compensation in connection with any such transaction. Each of the parties agrees to defend, indemnify and hold harmless the other from, against, for and in respect of any and all losses sustained by the other as a result of any liability or obligation to any broker or finder on the basis of any arrangement, agreement or acts made by or on behalf of such party with any Person whatsoever.

         17.      MISCELLANEOUS.

                  17.1 ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement dated November 16, 1999 constitute the entire agreement of the parties (and supersedes any prior understanding of the parties) with respect to the subject matter hereof. The representations, warranties, covenants and agreements set forth in this Agreement, the Confidentiality Agreement and in any financial statements, schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied and except as may be specifically provided herein or in the Confidentiality Agreement, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

                  17.2 NOTICES. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if sent by certified or registered mail, return receipt requested and postage prepaid, hand delivery, overnight delivery service or telephone facsimile:

                           If to Purchaser, at:

                           c/o ICA Broadcasting I, Ltd.
                           700 North Grant Street
                           Suite 600
                           Odessa, TX  79761
                           Facsimile:     (915) 334-8881
                           Attention:     John Bushman, President

                           With a copy to:

                           Shafer, Davis, Ashley, O'Leary & Stoker
                           700 North Grant Street, Second Floor
                           Nations Bank Building
                           P.O. Drawer 1552 Ector Co.
                           Odessa, TX 79760
                           Telephone:     (915) 332-0893

                          Facsimile:     (915) 335-8329
                          Attention:     Richard E. Buck, Esq.

                          If to Benedek c/o Benedek Broadcasting Corporation at:

                          100 Park Avenue
                          Rockford, Illinois 61101
                          Telephone:     (815) 987-5350
                          Facsimile:     (815) 987-5335
                          Attention:     President

                          With a copy to:

                          Shack & Siegel, P.C.
                          530 Fifth Avenue
                          New York, New York 10036
                          Telephone:     (212) 782-0700
                          Facsimile:     (212) 730-1964
                          Attention:     Paul S. Goodman, Esq.

or at such other address as any party may specify by notice given to the other party in accordance with this Section 17.2. The date of the giving of any notice sent by mail shall be three business days following the date of the posting of the mail, if delivered in person, the date delivered in person or the next business day following delivery to an overnight delivery service or the date sent by telephone facsimile.

                  17.3 PUBLIC ANNOUNCEMENT. Except for any disclosures or announcements which Benedek or Purchaser shall be required to make pursuant to the Communications Act or the rules and regulations of the FCC, or disclosures or announcements required to be made pursuant to the rules and regulations of the Securities and Exchange Commission or any other Federal or state governmental agency, Purchaser and Benedek will jointly prepare and determine the timing of any press release or other announcement to the public (including any announcement to the employees of the Station) concerning the execution of this Agreement and the transactions contemplated herein. Except as provided for in the preceding sentence, no party hereto will issue any press release or make any other public announcement relating to the execution of this Agreement or the transactions contemplated herein, except that any party may make any disclosure required to be made by it under applicable law if it determines in good faith that it is appropriate to do so and gives prior notice and a reasonable time to comment to the other party hereto. Notwithstanding the foregoing, neither party will make any public disclosure relating to the execution of this Agreement until after the Effective Date and then only in accordance with this Section.

                  17.4 NO WAIVER. No waiver of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in writing.

                  17.5 GOVERNING LAW. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of Texas applicable to contracts to be performed entirely within that State. Should any clause, section or part of this Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of this Agreement which can be effected without such illegal clause, section or part shall nevertheless continue in full force and effect.

                  17.6 EXPENSES. Except as otherwise provided herein, Purchaser and Benedek shall each bear their own costs and expenses in connection with this transaction. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

                  17.7 COMPUTATION OF TIME. Whenever any time period provided for in this Agreement is measured in "business days", there shall be excluded from such period each day that is a Saturday, Sunday, recognized federal legal holiday, or other day on which the FCC's office are closed and are not reopened prior to 5:30 p.m. Washington, D.C. time. In all other cases all days shall be counted.

                  17.8 BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party hereto. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement to an Affiliate of Purchaser, provided that (i) no such assignment shall be made after (a) the earlier of December 22, 1999 or (b) the filing by Purchaser of the FCC Application and (ii) such assignment shall not relieve Purchaser of its obligations under this Agreement.

                  17.9 HEADINGS. The headings or captions under sections of this Agreement are for convenience and reference only and do not in any way modify, interpret or construe the intent of the parties or effect any of the provisions of this Agreement.

                  17.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which when taken together shall constitute one agreement.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the date and year first above written.


                            ICA BROADCASTING I, LTD.


                            By: ICA BROADCASTING, LLC, ITS GENERAL PARTNER


                            By:  /s/ John Bushman
                                -----------------------------------------
                                Name:   John Bushman
                                Title:  Chairman



                            BENEDEK BROADCASTING CORPORATION


                            By:  /s/ Ronald L. Lindwall
                                -----------------------------------------
                                Name:   Ronald L. Lindwall
                                Title:  Senior Vice President-Finance and Chief
                                        Financial Officer



                            BENEDEK LICENSE CORPORATION


                            By:  /s/ Ronald L. Lindwall
                                -----------------------------------------
                                Name:   Ronald L. Lindwall
                                Title:  Senior Vice President-Finance and Chief
                                        Financial Officer